EXHIBIT A

Cover Letter to the Offer to Purchase and Letter of Transmittal

FSI Low Beta ABSOLUTE RETURN FUnD

PLEASE REVIEW CAREFULLY

- IMPORTANT NOTIFICATION –

REORGANIZATION OF THE FUND

January 25, 2021

Dear FSI Low Beta Absolute Return Fund Unitholder:

We are writing to inform you of important dates relating to a tender offer by FSI Low Beta Absolute Return Fund (the "Fund"). On December 10, 2020, The Board of Trustees of the Fund (the "Board of Trustees") approved a reorganization of the Fund and authorized a plan to reorganize the fund as a private investment fund (the “Plan”). Pursuant to the plan, the Fund will cease to operate as a registered investment company in 2021. The Board of Trustees determined that it is in the best interest of investors in the Fund (the "Unitholders") to tender one hundred percent (100%) of their investment pursuant to the terms contained in the enclosed materials.

THE BOARD OF TRUSTEES DETERMINED THAT IT IS IN THE BEST INTEREST OF UNITHOLDERS IN THE FUND TO OFFER SUCH UNITHOLDERS THE OPPORTUNITY TO TENDER UP TO ONE HUNDRED PERCENT (100%) OF THEIR UNITS PURSUANT TO THE TERMS CONTAINED IN THE ENCLOSED MATERIALS IF THEY DO NOT WANT TO THEIR UNITS CONVERTED TO AN INTEREST IN THE PRIVATE FUND IN CONNECTION WITH THE REORGANIZATION. AFTER THE OFFER (AS DEFINED IN THE ENCLOSED MATERIALS) HAS EXPIRED THE FUND DOES NOT INTEND TO MAKE ANY FURTHER OFFERS TO PURCHASE UNITS. ACCORDINGLY, UNITHOLDERS WHO DO NOT PARTICIPATE IN THIS FINAL TENDER OFFER WILL HAVE LIMITED OR NO LIQUIDITY UNTIL THE REORGANIZATION IS COMPLETE. FOLLOWING THE COMPLETION OF THE REORGANIZATION, THE PRIVATE FUND’S LIMITED PARTNERS (FORMERLY UNITHOLDERS OF THE FUND) WHO DID NOT PARTICIPATE IN THIS FINAL TENDER OFFER WILL HAVE THE QUARTERLY REDEMPTION RIGHTS (AS SET FORTH IN THE ENCLOSED MATERIALS), SUBJECT, HOWEVER, TO LIQUIDITIY RESTRICTIONS APPLICABLE TO CERTAIN INVESTMENTS THAT MAY BE HELD BY THE PRIVATE FUND. FOLLOWING THE EXPIRATION OF THIS TENDER OFFER, THE FUND INTENDS PROMPTLY TO DEREGISTER UNDER THE 1940 ACT AND TO OPERATE AS A PRIVATE INVESTMENT FUND THEREAFTER. ACCORDINGLY, AFTER THAT TIME THE FUND WILL NOT BE SUBJECT TO THE RESTRICTIONS AND REQUIREMENTS OF THE 1940 ACT AND THE RULES THEREUNDER. LIQUIDATION.THE BOARD OF TRUSTEES AND THE INVESTMENT MANAGER URGE ALL UNITHOLDERS TO CAREFULLY CONSIDER THE OFFER ON THE BASIS OF THE ABOVE CONSIDERATIONS AND RECOMMEND THAT THEY PARTICIPATE IN THE OFFER IF THEY WOULD LIKE TO LIQUIDATE THEIR INVESTMENT IN THE FUND AT THE PRESENT TIME AND DO NOT WISH TO WAIT AN INDETERMINATE AMOUNT OF TIME FOR THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND.

The tender offer period begins on January 25, 2021 and will end at 11:59 p.m., Eastern Time, on Friday, February 26, 2021, AT WHICH POINT THE OFFER WILL EXPIRE. The purpose of the tender offer is to provide liquidity to Unitholders of the Fund in advance of the Fund's reorganization. Interests may be presented to the Fund for purchase only by tendering them during one of the Fund's announced tender offers. To tender your Units for purchase by the Fund, please complete and return the enclosed Letter of Transmittal so that it is received by Ultimus Fund Solutions, Inc. ("Ultimus") no later than February 26, 2021. UNITHOLDERS WHO DO NOT TENDER WILL HAVE EXTREMELY LIMITED OR NO LIQUIDITY UNTIL THE REORGANIZATION OF THE FUND. To tender your Units for purchase by the Fund during the Offer period, please complete and return the enclosed Letter of Transmittal by: (1) mail to FSI Low Beta Absolute Return Fund C/O Ultimus Fund Solutions, LLC, P.O. Box 46707, Cincinnati, OH 45246-0707 (for certified mail, return receipt requested) or to FSI Low Beta Absolute Return Fund, C/O Ultimus Fund Solutions, LLC, 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246 (for overnight mail); or (2) fax to the Fund at 1-513-587-3438, so that it arrives before 11:59 P.M., Eastern Time, on February 26, 2021. All tenders of Units must be received either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order before 11:59 P.M., Eastern Time, on February 26, 2021.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call the Fund at 1-877-379-7380.

Sincerely,

FSI Low Beta Absolute Return Fund